Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the First Quarter of 2015

Consolidated Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results	Quarter Ended		% Change
	3/31/2015	3/31/2014
Net Sales	$277.5	$287.2	-3%
Segment Profit	$22.0	$29.1	-24%
Segment Margin	7.9%	10.1%
Net Income (loss)	$(1.6)	$1.3
Diluted EPS	$(0.07)	$0.05

Adjusted Consolidated Financial Results	Quarter Ended		% Change
	3/31/2015	3/31/2014
Adjusted EBITDA*	$27.7	$32.2	-14%
Adjusted Net Income*	$5.8	$9.8	-41%
Adjusted Diluted EPS*	$0.25	$0.44
*See attached schedules for adjustments.

•	Unfavorable effect of foreign exchange translation reduced consolidated sales; organic sales were about the same as a year ago.

•	Loss provision on euro denominated engine contract, adjustment to acquisition inventory value, restructuring and foreign exchange translation reduced segment profit by a total of $9.8 million.

•	Pro forma sales†, which include sales of deconsolidated GST, were $320.3 million, 4% below the first quarter of 2014 largely due to unfavorable foreign exchange translation.

•	Pro forma adjusted EBITDA† was $38.9 million, 15% below the first quarter of 2014 primarily due to the contract loss provision and foreign exchange translation.

•	In the first quarter, EnPro spent $44.9 million to repurchase a portion of its convertible debentures and $47.4 million to repurchase 0.8 million common shares.

•	After additional repurchases in the second quarter, EnPro has completed its $80 million authorization and repurchased 1.2 million shares at an average cost of $66.76 a share.
† Please refer to Pro Forma Condensed Consolidated Financial Statements attached.

CHARLOTTE, N.C., April 30, 2015 -- EnPro Industries, Inc. (NYSE: NPO) today reported consolidated net sales of $277.5 million in the first quarter of 2015, a $9.7 million or 3% decrease from the first quarter of 2014. Excluding the impact of acquisitions, divestitures and the unfavorable effect of foreign exchange, sales were about the same as in the first quarter of 2014.

Segment profit declined to $22.0 million in the first quarter of 2015 from $29.1 million a year ago and segment profit margin decreased to 7.9% from 10.1%. The changes in profit and profit margin reflect a $6.2 million foreign-exchange related loss provision related to an engine contract denominated in euros, an unfavorable foreign exchange impact of $1.6 million and restructuring charges of $1.0 million as activity declined in the company‘s oil and gas markets. These items more than offset the benefits of a more profitable product mix and price increases.

The company recorded a net loss in the first quarter of 2015 of $1.6 million, or $0.07 a share, compared to net income of $1.3 million, or $0.05 a share, in the first quarter of 2014. Before selected items, including interest due to the deconsolidated Garlock Sealing Technologies LLC (GST) subsidiary, a loss on the exchange and repurchase of convertible securities, restructuring costs and other items detailed in the attached financial schedules, adjusted net income was $5.8 million, or $0.25 a share. In the first quarter of 2014, adjusted net income was $9.8 million, or $0.44 a share.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $27.7 million in the first quarter of 2015, a 14% decrease over the first quarter of 2014, when adjusted EBITDA was $32.2 million.

The company’s first quarter earnings per diluted share are based on basic shares outstanding rather than diluted shares due to accounting rules that prohibit including shares that would result in a smaller loss per share. Otherwise, the company’s diluted share count for the quarter would have been 25.4 million shares compared to 25.1 million shares in the first quarter of last year. The increase reflects the effect of shares issued in connection with convertible debt exchanges in 2014, net of convertible debt cash repurchases and repurchases of common shares.

The diluted share count does not include the unrealized benefit of derivative transactions put in place in 2005 upon the issuance of the convertible debentures to mitigate their effect on the dilution of common shares. During the first quarter of 2015, the company entered into transactions with the counter-parties to the derivative transactions to accelerate the timing and settle these derivatives in the second quarter of 2015, resulting in an expected net return of 0.9 million shares to the company (assuming a stock price of $64.25 a share, which was the average share price during the first quarter of 2015).

In March 2015, the company purchased for cash approximately $21.3 million in aggregate principal amount of its convertible debentures in a privately negotiated transaction. The purchase reduces the aggregate principal amount of the debentures outstanding to approximately $2.2 million. During the quarter, the company also repurchased 0.8 million common shares at a cost of $47.4 million.

Sealing Products Segment

($ Millions)	Quarter Ended		Change
	3/31/2015	3/31/2014
Sales	$160.9	$155.0	4%
EBITDA	$26.5	$24.7	7%
EBITDA Margin	16.5%	15.9%
Segment Profit	$18.0	$17.1	5%
Segment Margin	11.2%	11.0%

Sales in the Sealing Products segment increased 4% over the first quarter of 2014, primarily due to higher activity in North American heavy-duty truck markets and to a lesser extent, from acquisitions net of dispositions. The growth came despite the unfavorable effect of foreign exchange and weaker industrial markets in Europe. Excluding the translation effects of foreign exchange and acquisitions net of dispositions, the segment’s sales increased by 6%.

Excluding the effects of foreign exchange translation and acquisitions net of a disposition, the segment’s profits increased by 18%. Segment profit margins improved to 11.2% in the first quarter of 2015 from 11.0% in the comparable period last year. Improved volume and mix of heavy duty truck parts and sales to nuclear markets were the main drivers. The improvement over 2014 also reflects the effect of severance payments and inventory adjustments totaling $1.6 million in the first quarter of 2014 that did not recur in 2015.

Engineered Products Segment

($ Millions)	Quarter Ended		Change
	3/31/2015	3/31/2014
Sales	$77.2	$91.8	-16%
EBITDA	$8.0	$14.3	-44%
EBITDA Margin	10.4%	15.6%
Segment Profit	$3.4	$8.7	-61%
Segment Margin	4.4%	9.5%

Engineered Products segment sales in the first quarter of 2015 declined by 16% from the first quarter of 2014. Unfavorable foreign exchange accounted for 10 points of the decline. Improved demand in European automotive markets and in China was more than offset by decreased demand in North American oil and gas markets and by sales to OEM customers in both Europe and North America.

As overall demand decreased, volumes were reduced and segment profits declined from a year ago. In addition, the segment’s profits were negatively impacted by a $1.1 million foreign exchange translation effect and restructuring expense of $1.0 million as CPI adjusted to current market conditions.

Power Systems Segment

($ Millions)	Quarter Ended		Change
	3/31/2015	3/31/2014
Sales	$40.2	$41.1	-2%
EBITDA	$1.5	$4.2	-64%
EBITDA Margin	3.7%	10.2%
Segment Profit	$0.6	$3.3	-82%
Segment Margin	1.5%	8.0%

In the Power Systems segment, sales decreased 2% from the first quarter of 2014. Increased revenues from parts sales and from sales of service and engineered solutions were offset by a $7 million decline in revenues associated with long term engine contracts.

Despite a more profitable product mix as parts and service sales increased, segment profits declined as a result of a $6.2 million foreign exchange related loss provision for a euro-denominated long-term contract to supply engines to Electricite de France (EDF). The contract is valued at €89.2 million, and the bulk of revenues from the contract will be received in 2016 and 2017. Power Systems’ total euro-denominated sales and purchasing volumes, including the EDF contract, other engine programs and aftermarket parts are approximately balanced. At current exchange rates, the company expects to benefit in the future from parts sourced in euros for engine and aftermarket sales that are denominated in U.S. dollars.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change
	3/31/2015	3/31/2014
Sales (Includes I/C)	$54.2	$59.0	-8%
Third Party Sales	$48.9	$52.8	-7%
EBITDA-A	$11.2	$13.5	-17%
EBITDA-A Margin*	20.7%	22.9%
Operating Profit	$9.5	$11.8	-19%
Operating Profit Margin*	17.5%	20.0%
*EBITDA-A Margin and Operating Profit Margin as shown above are based upon sales including inter-company (I/C) sales. In prior presentations, GST’s margin percentages were presented based upon sales excluding inter-company sales.

Sales at the deconsolidated operations of GST and its subsidiaries (collectively “GST”) in the first quarter of 2015 decreased by 8% compared to the first quarter of 2014. The decrease reflected softer market conditions, particularly in the eastern U.S. and Canada, where harsh winter weather slowed seasonal maintenance activity. Sales also reflected the effect of lower global oil prices and reduced activity in the steel industry. Operating profits were down 19% from the first quarter of 2014, primarily due to lower volume.

Asbestos-related expense was $3.3 million in the first quarter of 2015 compared to $3.2 million in the first quarter of 2014.

Cash Flows
EnPro’s cash balance stood at $72.2 million at March 31, 2015 compared to $59.8 million at March 31, 2014. The company used cash of $122.0 million for the three months ended March 31, 2015 compared to $4.6 million in the same period of 2014. The use of cash increased in the first quarter of 2015 as the company spent $30.6 million to complete acquisitions, $47.4 million to repurchase common stock, $4.8 million to pay dividends to shareholders, and $44.9 million to repurchase convertible debentures.

Shares of common stock were repurchased in the first quarter under an $80 million repurchase program which was completed in the second quarter of 2015. Under the program, the company repurchased a total of 1.2 million shares in open market transactions between February 19 and April 16 at an average price of $66.76 a share.

Operating activities used $21.5 million of cash in the three months of 2015 compared to $25.0 million in the same period a year ago.

GST’s cash and investment balance was $237.2 million at the quarter-end compared to $181.3 million at the end of the first quarter of 2014. The increase included the collection of $21.3 million of asbestos-related insurance proceeds since March 31, 2014.

Outlook
“OEM order activity remains firm in our semiconductor, aerospace and trucking markets, and we have a healthy backlog and order rate in Power Systems,” said Steve Macadam, president and chief executive officer. “However, we are seeing slowing demand from oil and gas markets as low commodity prices result in reduced project and maintenance spending. In addition, we expect the weakness of the euro and other foreign currencies to continue to have an unfavorable effect on our results as we translate sales denominated in those currencies to U.S. dollars. Longer term, we expect to benefit from our strategic growth initiatives including growth from new products and recent strategic acquisitions.”

Conference Call and Webcast Information
EnPro will hold a conference call today, April 30, at 10:00 a.m. Eastern Time to discuss first quarter 2015 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 83278469. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC
Results for the first quarters of 2015 and 2014 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the first quarter of 2015 and 2014 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s second amended proposed plan of reorganization. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the second amended plan of reorganization. Due to these risks and uncertainties, while management believes the plan of reorganization can be confirmed, management does not yet deem reconsolidation to be probable under Regulation S-X of the Securities and Exchange Commission (SEC). Therefore, pro forma financial statements are not required by the SEC. We are providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for first quarters of 2015 and 2014 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters Ended March 31, 2015 and 2014
(Stated in Millions of Dollars, Except Per Share Data)

	2015	2014
Net sales	$277.5	$287.2
Cost of sales	187.7	190.7
Gross profit	89.8	96.5
Operating expenses:
Selling, general and administrative	77.3	78.9
Other	1.1	0.2
Total operating expenses	78.4	79.1
Operating income	11.4	17.4
Interest expense	(13.0)	(11.1)
Interest income	0.1	0.2
Other expense	(4.1)	(4.2)
Income (loss) before income taxes	(5.6)	2.3
Income tax benefit (expense)	4.0	(1.0)
Net income (loss)	$(1.6)	$1.3
Basic earnings (loss) per share	$(0.07)	$0.06
Average common shares outstanding (millions)	23.8	21.3
Diluted earnings (loss) per share	$(0.07)	$0.05
Average common shares outstanding (millions)	23.8	25.1

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2015 and 2014
(Stated in Millions of Dollars)

	2015	2014
Operating activities
Net income (loss)	$(1.6)	$1.3
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	7.2	7.5
Amortization	6.9	6.7
Accretion of debt discount	0.3	1.8
Loss on exchange and repurchase of convertible debentures	2.8	3.6
Deferred income taxes	1.5	(12.3)
Stock-based compensation	1.3	2.2
Other non-cash adjustments	0.3	(0.6)
Change in assets and liabilities, net of effects of acquisitions of businesses:
Accounts receivable, net	(4.1)	(21.0)
Inventories	(11.5)	(9.3)
Accounts payable	(1.2)	2.8
Other current assets and liabilities	(21.0)	(10.5)
Other non-current assets and liabilities	(2.4)	2.8
Net cash used in operating activities	(21.5)	(25.0)
Investing activities
Purchases of property, plant and equipment	(9.1)	(6.7)
Payments for capitalized internal-use software	(1.1)	(2.8)
Acquisitions, net of cash acquired	(30.6)	(1.9)
Other	—	0.1
Net cash used in investing activities	(40.8)	(11.3)
Financing activities
Net proceeds from short-term borrowings	0.8	0.7
Proceeds from debt	41.4	70.3
Repayments of debt	(23.3)	(34.5)
Repurchase of common stock	(47.4)	—
Dividends paid	(4.8)	—
Repurchase of convertible debentures conversion option	(21.6)	—
Other	(2.0)	(4.7)
Net cash provided by (used in) financing activities	(56.9)	31.8
Effect of exchange rate changes on cash and cash equivalents	(2.8)	(0.1)
Net decrease in cash and cash equivalents	(122.0)	(4.6)
Cash and cash equivalents at beginning of period	194.2	64.4
Cash and cash equivalents at end of period	$72.2	$59.8
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$27.0	$18.1
Income taxes	$2.2	$13.3

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of March 31, 2015 and December 31, 2014
(Stated in Millions of Dollars)

	March 31, 2015	December 31, 2014
Current assets
Cash and cash equivalents	$72.2	$194.2
Accounts receivable	209.8	205.2
Inventories	168.8	159.7
Other current assets	38.0	44.0
Total current assets	488.8	603.1
Property, plant and equipment	199.3	199.3
Goodwill	237.1	232.4
Other intangible assets	210.8	202.8
Investment in GST	236.9	236.9
Deferred income taxes and income tax receivable	99.1	80.3
Other assets	47.4	49.2
Total assets	$1,519.4	$1,604.0
Current liabilities
Short-term borrowings from GST	$24.0	$23.6
Notes payable to GST	12.2	11.7
Current maturities of long-term debt	2.2	22.5
Accounts payable	89.5	87.8
Accrued expenses	108.7	131.6
Total current liabilities	236.6	277.2
Long-term debt	340.1	298.6
Notes payable to GST	271.0	259.3
Other liabilities	131.7	130.5
Total liabilities	979.4	965.6
Temporary equity	0.1	1.0
Shareholders' equity
Common stock	0.2	0.2
Additional paid-in capital	402.4	477.3
Retained earnings	188.9	195.3
Accumulated other comprehensive loss	(50.3)	(34.1)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	539.9	637.4
Total liabilities and equity	$1,519.4	$1,604.0

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters Ended March 31, 2015 and 2014
(Stated in Millions of Dollars)

Sales

	2015	2014
Sealing Products	$160.9	$155.0
Engineered Products	77.2	91.8
Power Systems	40.2	41.1
	278.3	287.9
Less intersegment sales	(0.8)	(0.7)
	$277.5	$287.2

Segment Profit

	2015	2014
Sealing Products	$18.0	$17.1
Engineered Products	3.4	8.7
Power Systems	0.6	3.3
	$22.0	$29.1

Segment Margin

	2015	2014
Sealing Products	11.2%	11.0%
Engineered Products	4.4%	9.5%
Power Systems	1.5%	8.0%
	7.9%	10.1%

Reconciliation of Segment Profit to Net Income (Loss)

	2015	2014
Segment profit	$22.0	$29.1
Corporate expenses	(9.8)	(10.1)
Interest expense, net	(12.9)	(10.9)
Other expense, net	(4.9)	(5.8)
Income (loss) before income taxes	(5.6)	2.3
Income tax benefit (expense)	4.0	(1.0)
Net income (loss)	$(1.6)	$1.3

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Adjusted Net Income to Net Income (Unaudited)

For the Quarters Ended March 31, 2015 and 2014
(Stated in Millions of Dollars, Except Per Share Data)

	2015		2014
	$	Per share	$	Per share
Adjusted net income	$5.8	$0.25	$9.8	$0.44
Adjustments (net of tax):
Restructuring costs	(0.6)	(0.03)	(0.1)	—
Loss on exchange and repurchase of convertible debentures	(1.8)	(0.07)	(2.3)	(0.09)
Fair value adjustment to acquisition date inventory	(0.6)	(0.02)	—	—
Interest expense and royalties with GST	(5.0)	(0.21)	(4.8)	(0.19)
Other	(0.9)	(0.04)	(0.4)	(0.02)
Tax accrual adjustments	1.5	0.06	(0.9)	(0.04)
Impact of shares deliverable under outstanding convertible debenture hedge	N/A	(0.01)	N/A	(0.05)
Impact	(7.4)	(0.32)	(8.5)	(0.39)
Net income	$(1.6)	$(0.07)	$1.3	$0.05

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying the Company's tax rate to the pre-tax amount. The interest expense with GST is included in interest expense, the fair value adjustment to acquisition date inventory is included in cost of sales and the restructuring costs, loss on exchange and repurchase of convertible debentures, and other are included as part of other operating expense and other expense. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods. The impact of shares deliverable under outstanding convertible debenture hedge represents the per share effect of the call options purchased to reduce the potential dilution to our common shareholders from the conversion of our convertible debentures. For accounting purposes, the call options are excluded from the GAAP diluted earnings per share computation because they are antidilutive. They will mature and the corresponding value will be realized in October 2015.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters Ended March 31, 2015 and 2014
(Stated in Millions of Dollars)

	Quarter Ended March 31, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Earnings before interest, income taxes, depreciation
and amortization (EBITDA)	$26.5	$8.0	$1.5	$36.0
Deduct depreciation and amortization expense	(8.5)	(4.6)	(0.9)	(14.0)
Segment profit	$18.0	$3.4	$0.6	$22.0
EBITDA margin	16.5%	10.4%	3.7%	13.0%

	Quarter Ended March 31, 2014
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Earnings before interest, income taxes, depreciation
and amortization (EBITDA)	$24.7	$14.3	$4.2	$43.2
Deduct depreciation and amortization expense	(7.6)	(5.6)	(0.9)	(14.1)
Segment profit	$17.1	$8.7	$3.3	$29.1
EBITDA margin	15.9%	15.6%	10.2%	15.0%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Unaudited)

For the Quarters Ended March 31, 2015 and 2014
(Stated in Millions of Dollars)

	2015	2014
Earnings before interest, income taxes, depreciation,
amortization, and other selected items (adjusted EBITDA)*	$27.7	$32.2

Adjustments to arrive at earnings before interest, income taxes, depreciation and amortization (EBITDA):
Restructuring costs	(1.0)	(0.1)
Loss on exchange and repurchase of convertible debentures	(2.8)	(3.6)
Fair value adjustment to acquisition date inventory	(1.0)	—
Other	(1.5)	(1.1)
EBITDA	21.4	27.4
Adjustments to arrive at net income:
Interest expense, net	(12.9)	(10.9)
Income tax benefit (expense)	4.0	(1.0)
Depreciation and amortization expense	(14.1)	(14.2)
Net income (loss)	$(1.6)	$1.3

*	Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies

The historical business operations of Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”) resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of Coltec Industries Inc (“Coltec”). EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another Coltec subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process, which is ongoing. The filings did not include EnPro Industries, Inc., or any other EnPro Industries, Inc. operating subsidiary.

The financial results of GST and its subsidiaries are included in our consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010.

On January 14, 2015, EnPro announced that GST and it had reached agreement with the court-appointed legal representative of future asbestos claimants (the "Future Claimants' Representative") that includes a second amended plan of reorganization (the “Amended Plan”). The Amended Plan was filed with the Bankruptcy Court on January 14, 2015 and supersedes the prior plans filed by GST. If approved by the Bankruptcy Court and implemented, the Amended Plan will provide certainty and finality to the expenditures necessary to resolve all current and future asbestos claims against GST and against its Garrison and Anchor Packing subsidiaries. The Future Claimants' Representative has agreed to support, recommend and vote in favor of the Amended Plan, which provides payments to all claimants who have a compensable disease and had meaningful contact with GST asbestos containing products.

The Amended Plan provides for (a) the treatment of present and future asbestos claims against GST that have not been resolved by settlement or verdict prior to the Petition Date, and (b) administrative and litigation costs. The Amended Plan provides for the establishment of two facilities-a settlement facility (which would receive $220 million from GST and $30 million from Coltec, upon consummation of the Amended Plan and additional contributions by GST aggregating $77.5 million over the seven years following consummation of the Amended Plan) and a litigation fund (which would receive $30 million from GST upon consummation of the Amended Plan) to fund the defense and payment of claims of claimants who elect to pursue litigation under the Amended Plan rather than accept the settlement option under the Amended Plan. Funds contained in the settlement facility and the litigation fund would provide the exclusive remedies for current and future GST asbestos claimants other than claimants whose claims had been resolved by settlement or verdict prior to the Petition Date and were not paid prior to the Petition Date. The Amended Plan provides that GST will pay in full claims that had been resolved by settlement or verdict prior to the Petition Date that were not paid prior to the Petition Date (with respect to claims resolved by verdict, such payment will be made only to the extent the verdict becomes final). The amount of such claims resolved by verdict is $2.5 million. GST estimates the range of its aggregate liability for such unpaid settled asbestos claims to be from $3.1 million to $16.4 million, and the Amended Plan provides that if the actual amount is less than $10.0 million GST will contribute the difference to the settlement facility. In addition, the Amended Plan provides that, during the 40-year period following confirmation of the Amended Plan, GST would make supplementary annual contributions, subject to specified maximum annual amounts that decline over the period, to maintain a specified balance at specified dates of the litigation fund. The maximum aggregate amount of all such contingent supplementary contributions over that period is $132 million. GST believes that initial contributions to the litigation fund may likely be sufficient to permit the balance of that facility to exceed the specified thresholds over the 40-year period and, accordingly, that the low end of a range of reasonably possible loss associated with these contingent supplementary contributions is $0.

The Amended Plan incorporates the Bankruptcy Court’s determination in January 2014 that $125 million is sufficient to satisfy GST’s aggregate liability for present and future mesothelioma claims; however, it also provides additional funds to provide full payment for non-mesothelioma claims and to gain the support of the Future Claimants’ Representative of the Amended Plan. Under the terms of the Amended Plan, EnPro will retain 100% of the equity interests of GST LLC.

If the Amended Plan is confirmed by the Bankruptcy Court and is consummated, GST will be re-consolidated with EnPro’s results for financial reporting purposes. The Amended Plan is subject to confirmation by the Bankruptcy Court and EnPro cannot assure you that GST will be able to obtain necessary Bankruptcy Court approval of the Amended Plan, including the settlement of asbestos claims and related releases of claims against us included therein, and that the Amended Plan will be consummated.

Confirmation and consummation of the Amended Plan are subject to a number of risks and uncertainties, including the actions and decisions of creditors and other third parties that have an interest in the bankruptcy proceedings, delays in the confirmation or effective date of the Amended Plan due to factors beyond GST's or EnPro’s control, which would result in greater costs and the impairment of value of GST, appeals and other challenges to the Amended Plan and risks and uncertainties affecting GST and Coltec's ability to fund anticipated contributions under the Amended Plan as a result of adverse changes in their results of operations, financial condition and capital resources, including as a result of economic factors beyond their control.

In light of the risks and uncertainties, including those noted above, we believe the confirmation and consummation of the Amended Plan is confirmable as presented to the bankruptcy court but is not currently probable under Regulation S-X of the SEC and therefore, the reconsolidation of GST LLC with EnPro’s results for financial reporting purposes on the basis of confirmation and consummation of the Amended Plan is not currently probable. Accordingly, pro forma financial statements are not required by the SEC and the following pro forma condensed consolidated financial information may not include all information required to be included in pro forma financial statements prepared in accordance with Regulation S-X of the SEC. EnPro is providing the unaudited pro forma condensed consolidated financial information which assumes the confirmation and consummation of the Amended Plan for illustrative purposes only in light of specific requests for such pro forma information by investors.

The unaudited pro forma condensed consolidated financial information presented below has been prepared to illustrate the effects of the reconsolidation of GST and its subsidiaries with EnPro assuming the confirmation and consummation of the Amended Plan and is based upon the historical balance sheet of EnPro as March 31, 2015, the estimated fair value of assets and liabilities of GST as of March 31, 2015 and the historical results of GST operations after consideration of the adjustments to the fair value of assets and liabilities. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2015 gives effect to the reconsolidation as if it occurred on March 31, 2015. The unaudited pro forma condensed consolidated statements of operations for the quarters ended March 31, 2015 and 2014 give effect to the reconsolidation as if it had occurred on January 1, 2014.

Under generally accepted accounting principles, the reconsolidation of GST requires that the tangible and intangible assets and liabilities of GST be reflected at their estimated fair values. The preliminary fair value amounts used in the unaudited pro forma condensed consolidated financial information reflects management’s best estimates of fair value. Upon completion of detailed valuation studies and the final determination of fair value, EnPro may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statements of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

The unaudited pro forma condensed consolidated financial information has been presented for information purposes only and is not necessarily indicative of what the consolidated company’s financial position or results of operations actually would have been had the reconsolidation been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. Therefore, the actual amounts recorded at the date the reconsolidation occurs may differ from the information presented herein.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2015
(Stated in Millions of Dollars, Except Per Share Data)

					Pro Forma
			Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Adjustments	Consolidated	Reference
Net sales	$277.5	$54.2	$(11.4)	$320.3	(1)
Cost of sales	187.7	33.8	(11.1)	210.4	(1), (2)
Gross profit	89.8	20.4	(0.3)	109.9
Operating expenses:
Selling, general and administrative	77.3	10.7	2.9	90.9	(3)
Other	1.1	(0.1)	0.1	1.1	(4)
Total operating expenses	78.4	10.6	3.0	92.0
Operating income	11.4	9.8	(3.3)	17.9
Interest expense	(13.0)	(0.1)	7.8	(5.3)	(5)
Interest income	0.1	8.1	(7.8)	0.4	(5)
Other expense	(4.1)	(3.5)	3.5	(4.1)	(4)
Income (loss) before income taxes	(5.6)	14.3	0.2	8.9
Income tax benefit (expense)	4.0	(4.8)	(0.1)	(0.9)	(6)
Net income (loss)	$(1.6)	$9.5	0.1	$8.0
Basic earnings (loss) per share	$(0.07)	N/A	N/A	$0.34
Average common shares outstanding (millions)	23.8			23.8
Diluted earnings (loss) per share	$(0.07)	N/A	N/A	$0.31
Average common shares outstanding (millions)	23.8		1.6	25.4	(7)

(1)	Eliminate intercompany sales of $11.4 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)	Eliminate intercompany interest.
(6)
For purposes of the consolidated pro forma financial information, the estimated effective tax rate of 36% has been used for all periods presented to calculate the tax effect associated with the pro forma adjustments.

(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2014
(Stated in Millions of Dollars, Except Per Share Data)

					Pro Forma
			Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Adjustments	Consolidated	Reference
Net sales	$287.2	$59.0	$(13.1)	$333.1	(1)
Cost of sales	190.7	35.9	(12.8)	213.8	(1), (2)
Gross profit	96.5	23.1	(0.3)	119.3
Operating expenses:
Selling, general and administrative	78.9	10.9	2.9	92.7	(3)
Other	0.2	0.8	(0.4)	0.6	(4)
Total operating expenses	79.1	11.7	2.5	93.3
Operating income	17.4	11.4	(2.8)	26.0
Interest expense	(11.1)	—	7.5	(3.6)	(5)
Interest income	0.2	7.6	(7.5)	0.3	(5)
Other expense	(4.2)	(2.9)	2.9	(4.2)	(4)
Income before income taxes	2.3	16.1	0.1	18.5
Income tax expense	(1.0)	(5.6)	—	(6.6)	(6)
Net income	$1.3	$10.5	0.1	$11.9
Basic earnings per share	$0.06	N/A	N/A	$0.56
Average common shares outstanding (millions)	21.3			21.3
Diluted earnings per share	$0.05	N/A	N/A	$0.47
Average common shares outstanding (millions)	25.1			25.1

(1)	Eliminate intercompany sales of $13.1 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)	Eliminate intercompany interest.
(6)
For purposes of the consolidated pro forma financial information, the estimated effective tax rate of 36% has been used for all periods presented to calculate the tax effect associated with the pro forma adjustments.

EnPro Industries, Inc.
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
As of March 31, 2015
(Stated in Millions of Dollars)

			Second			Pro Forma
			Amended	Pro Forma	Pro Forma	Adjustments
	EnPro	GST	Plan impact (1)	Adjustments	Consolidated	Reference
Current assets
Cash and investments	$72.2	$237.2	$(193.7)	$—	$115.7
Accounts receivable	209.8	34.4	—	(16.3)	227.9	(4)
Inventories	168.8	18.1	—	5.6	192.5	(2)
Notes receivable from EnPro	—	36.2	—	(36.2)	—	(3)
Other current assets	38.0	33.6	—	(7.7)	63.9	(4)
Total current assets	488.8	359.5	(193.7)	(54.6)	600.0
Property, plant and equipment	199.3	43.2	—	19.8	262.3	(2)
Goodwill	237.1	18.5	—	(18.5)	237.1	(2)
Other intangible assets	210.8	4.7	—	242.1	457.6	(2)
Investment in GST	236.9	—	—	(236.9)	—	(6)
Notes receivable from EnPro	—	271.0	—	(271.0)	—	(3)
Asbestos insurance receivable	—	80.7	(7.5)	—	73.2
Deferred income taxes and income taxes receivable	99.1	87.8	(101.5)	(78.5)	6.9	(5)
Other assets	47.4	6.0	—	(1.1)	52.3	(4)
Total assets	$1,519.4	$871.4	$(302.7)	$(398.7)	$1,689.4
Current liabilities
Short-term borrowings from GST	$24.0	$—	$—	$(24.0)	$—	(3)
Notes payable to GST	12.2	—	—	(12.2)	—	(3)
Current maturities of long-term debt	2.2	—	—	—	2.2
Accounts payable	89.5	22.3	—	(16.3)	95.5	(4)
Accrued expenses	106.3	9.8	—	(7.7)	108.4	(4)
Deferred income taxes and income taxes payable	2.4	0.4	—	—	2.8
Total current liabilities	236.6	32.5	—	(60.2)	208.9
Long-term debt	340.1	—	—	—	340.1
Notes payable to GST	271.0	—	—	(271.0)	—	(3)
Asbestos liability	30.0	339.1	(295.2)	—	73.9
Deferred income taxes and income taxes payable	15.7	78.9	(2.8)	(1.9)	89.9	(5), (7)
Other liabilities	86.0	12.8	—	(1.1)	97.7	(4)
Total liabilities	979.4	463.3	(298.0)	(334.2)	810.5
Temporary equity	0.1	—	—	—	0.1
Shareholders' equity	539.9	408.1	(4.7)	(64.5)	878.8	(8)
Total liabilities and equity	$1,519.4	$871.4	$(302.7)	$(398.7)	$1,689.4

(1)
We determined that the establishment of the settlement facility and litigation facility contemplated by the Second Amended Plan, payments of claims resolved by settlement or verdict prior to the Petition Date that were not paid prior to the Petition Date and other liabilities subject to compromise would be funded by cash on hand. The existing deferred tax asset on the asbestos liability was eliminated and a new deferred tax asset on the remaining trust liability payments was established. The asbestos insurance receivable, remaining payments required under the settlement facility and the related tax effects were discounted to their present value using a 6% discount rate. We have not reflected any amounts for the contingent funding under the litigation guarantee as we feel these will be largely unnecessary. The maximum after-tax net present value of these payments over 40 years would be $31 million.

(2)
Upon reconsolidation, the assets and liabilities of GST will need to be recognized at fair value. Inventory is valued at net realizable value which required a $5.6 million adjustment to the carrying value. We reflected a $19.8 million fair value adjustment to property, plant and equipment. We eliminated GST's pre-existing goodwill and other identifiable intangible assets of $18.5 million and $4.7 million, respectively. We identified finite-lived intangible assets with an estimated fair value of $181.5 million. In addition, we identified $65.3 million of indefinite-lived intangible assets. The carrying value of all other assets and liabilities approximated fair value.

(3)	Eliminate intercompany notes receivable/payable.
(4)	Eliminate intercompany trade receivables/payables, intercompany interest receivable/payable and other intercompany receivables/payables.
(5)	Eliminate $78.5 million of intercompany income taxes payable.
(6)	Eliminate the investment in GST which is carried at historical cost.
(7)
The elimination of the deferred tax liability on the investment in GST and establish a deferred tax liability on the step-up in fair value of assets resulted in a net increase in long-term tax liabilities of $76.6 million.

(8)	The entries above resulted in reflecting a $338.9 million after-tax gain upon reconsolidation.

EnPro Industries, Inc.

Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Income (Unaudited)

For the Quarters Ended March 31, 2015 and 2014
(Stated in Millions of Dollars)

	2015	2014
Pro forma earnings before interest, income taxes, depreciation,
amortization and other selected items (pro forma adjusted EBITDA)	$38.9	$45.6
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation and amortization (pro forma EBITDA):
Restructuring costs	(1.1)	(0.6)
Loss on exchange and repurchase of convertible debentures	(2.8)	(3.6)
Fair value adjustment to acquisition date inventory	(1.0)	—
Other	(1.3)	(0.6)
Pro forma EBITDA	32.7	40.8
Adjustments to arrive at pro forma net income:
Interest expense, net	(4.9)	(3.3)
Income tax expense	(0.9)	(6.6)
Depreciation and amortization expense	(18.9)	(19.0)
Pro forma net income	$8.0	$11.9

The foregoing tables provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Adjusted EBITDA to Net Income (Unaudited)."